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                                                                                           EXHIBIT 99(a)


                    TXU US HOLDINGS COMPANY AND SUBSIDIARIES
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)



                                                                                              Twelve Months Ended
                                                                                                 June 30, 2003
                                                                                             ---------------------
                                                                                             (millions of dollars)

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Operating revenues........................................................................           $ 8,256
                                                                                                     -------
Operating expenses:
     Cost of energy sold and delivery fees................................................             3,652
     Operating costs......................................................................             1,489
     Depreciation and amortization........................................................               710
     Selling, general and administrative expenses.........................................               903
     Franchise and revenue-based taxes....................................................               397
     Other income.........................................................................               (47)
     Other deductions.....................................................................               248
     Interest income......................................................................               (14)
     Interest expense and other charges...................................................               539
                                                                                                     -------
           Total costs and expenses.......................................................             7,877
                                                                                                     -------

Income before income taxes, extraordinary loss and cumulative effect of changes in
     accounting principles................................................................               379

Income tax expense........................................................................                91
                                                                                                     -------

Income before extraordinary loss and cumulative effect of changes in accounting
     principles...........................................................................               288

Extraordinary loss, net of tax benefit....................................................              (134)

Cumulative effect of changes in accounting principles, net of tax benefit (Note 2)........               (58)
                                                                                                     -------
Net income................................................................................                96

Preferred stock dividends.................................................................                 8
                                                                                                     -------
Net income available for common stock.....................................................           $    88
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